UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): August 29, 2013

Cellular Biomedicine Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52282	86-1032927
(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
Incorporation or Organization)

530 University Avenue, #17 Palo Alto, CA 94301
(Address of principal executive offices and zip code)

(650) 566-5064
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

(a)           Subscription Agreement

On August 29, 2013, Cellular Biomedicine Group, Inc. (“Company,” “we,” “our,” or “us”) executed a Subscription Agreement (“Subscription Agreement”) with selected investors (the “Purchasers”) who met the criteria as “non-U.S. persons” who agreed to comply with the applicable requirements of Regulation S under the Securities Act of 1933 (the “Act”). The subscription was a part of the Company’s offer to sell up to an aggregate of 1,194,030 shares of its common stock, $0.001 par value (the “Securities”).  A closing was held on August 29, 2013 in which the Company issued to the Purchasers a total of 149,255 shares of common stock at $6.70 per share for an aggregate purchase price of $1,000,009 under the Subscription Agreement. The Subscription Agreement included customary representations, warranties and closing conditions.  The Company agreed to use net proceeds for working capital and general corporate purposes, and use commercially reasonable efforts to apply for listing on The NASDAQ Stock Market if it may qualify to do so. In addition, the Company agreed to prepare and file a registration statement for resale of the Securities, and provide the Purchasers with piggyback registration rights.

The Securities were offered through Maxim Group, LLC (the “Placement Agent”) on an “all or none” basis with respect to the minimum offering of 447,761 shares of the Company’s common stock for $3,000,000 and on a “best efforts” basis with respect to the maximum offering of 1,194,030 shares of the Company’s common stock for $8,000,000. The Company has agreed to pay the Placement Agent a cash commission equal to 8% of the gross sales price of the Securities sold in the private placement offering (the “Offering”) by the Placement Agent to investors introduced by the Placement Agent, plus a placement agent warrant (with a five year term and exercise price of $7.37 per share, adjusted appropriately for any split or recapitalization) for the purchase of a number of shares equal to 8% of the shares sold to such investors.  Alternatively, the Company agreed to pay to the Placement Agent a cash commission of 4% of the gross sales price of the Securities sold in the Offering by the Placement Agent to investors with a pre-existing relationship with the Company, and not introduced by the Placement Agent.

The Offering concluded on August 29, 2013 with the above-mentioned closing.  In the Offering the Company raised a total gross amount of $4 million, which includes $3 million on July 24, 2013, and $1 million on August 29, 2013.

The Securities we agreed to issue in the foregoing transaction were not and will not be registered under the Securities Act of 1933, as amended, and may not be re-offered or re-sold in the United States absent registration or an applicable exemption from registration requirements.

(b)           Amendment of Executive Employment Agreements

On August 29, 2013 the Company’s Board of Directors (the “Board”), after considerable discussions among Board members regarding the compensation of Company executives, determined it to be in the best interests of the Company and its stockholders, to retain and motivate key personnel, by approving mid-term compensation increases in the form of base salary increases.

The Company entered into amended executive employment agreements with each of Wen Tao (Steve) Liu, Wei (William) Cao and Andrew Chan (the “Executives”) dated August 29, 2013 (each an “Employment Agreement,” collectively, the “Employment Agreements”), and pursuant to their Employment Agreements, the Executives’ annual base salaries increased to $225,000, $200,000 and $200,000, respectively. The Employment Agreements for the Executives are attached as Exhibits 10.1, 10.2 and 10.3 hereto.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 is hereby incorporated by reference. The Securities issued to accredited investors pursuant to the Subscription Agreement, were offered and sold in transactions exempt from registration under the Act (as amended) to “non-U.S. persons” who agreed to comply with the applicable requirements of Regulation S under the Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLULAR BIOMEDICINE GROUP, INC.

Date: September 5, 2013	By:	/s/ Andrew Chan
		Name:	Andrew Chan
		Title:	Chief Financial Officer